Exhibit 99.1

PRESS RELEASE
Fidelity National Financial, Inc. Reports First Quarter 2009 EPS of ($0.06)
Jacksonville, Fla. — (April 27, 2009) — Fidelity National Financial, Inc. (NYSE:FNF), a leading provider of title insurance, specialty insurance, claims management services and information services, today reported operating results for the three-month period ended March 31, 2009.

	Three Months Ended	Three Months Ended
	March 31, 2009	March 31, 2008
Total revenue	$1.36 billion	$1.13 billion
Net earnings (loss) attributable to common shareholders	($12.4 million)	$27.2 million
Net earnings (loss) per diluted share attributable to common shareholders	($0.06)	$0.13
Cash flow from (used in) operations	$128.3 million	($74.9 million)
     The following are summary financial and operational results for the operating segments of FNF for the three-month periods ended March 31, 2009 and 2008:
     Fidelity National Title Group (“FNT”)

	Three Months Ended	Three Months Ended
	March 31, 2009	March 31, 2008
Total revenue	$1.26 billion	$1.01 billion
Pre-tax earnings	$7.3 million	$53.1 million
Pre-tax margin	0.6%	5.3%

Month	Direct Orders Opened	Direct Orders Closed
January 2009	279,700	120,500

February 2009	206,400	141,900

March 2009	260,300	166,200

First Quarter 2009	746,400	428,600

Month	Direct Orders Opened	Direct Orders Closed
January 2008	201,100	88,000

February 2008	188,900	108,000

March 2008	172,200	111,800

First Quarter 2008	562,200	307,800

	Open	Closed	Commercial
	Commercial	Commercial	Revenue	Commercial
	Orders	Orders	(In thousands)	Fee Per File
1st Quarter 2009	21,300	11,300	$49,700	$4,400

1st Quarter 2008	16,100	9,600	$72,400	$7,500

—	The preceding table only includes commercial activity from FNF’s commercial offices in the national commercial division and does not attempt to capture potential commercial activity in our local offices.
     Specialty Insurance

	Three Months Ended	Three Months Ended
	March 31, 2009	March 31, 2008
Total revenue	$86.8 million	$88.5 million

Pre-tax earnings	$13.2 million	$9.4 million

Pre-tax margin	15.2%	10.6%
     “The highlight of the first quarter was the continuation of the strong open order volumes that began in very late 2008,” said Chairman William P. Foley, II. “The significant strength in refinance volumes has, however, caused an increase in the time it takes to close an order, as we really only began to see an increase in closed order volumes during the later part of the quarter. We expect that trend in increased closed orders to continue as we head into the second quarter. Additionally, we saw a surge in open order volumes in the first three weeks of April, nearing their highest levels of 2009.”

     “We also made significant strides on the integration of the Lawyers and Commonwealth operations during the quarter, realizing run-rate cost savings of more than $231 million as of March 31, 2009, versus our original synergy estimate of $150 million and our revised synergy estimate of $225 million. Most importantly, the Lawyers and Commonwealth operations returned to profitability for the month of March, before the impact of the synergy bonus, and these underwriters are positioned to generate increasing profit margins as we enter the second quarter and beyond.”
     “As we discussed during our recent equity offering, operating performance in our title business began the quarter slowly, but picked up as we got into the month of March. In January, we recorded a pre-tax loss of approximately $11 million, as the legacy FNF business was profitable, but the Lawyers and Commonwealth operations lost more than $17 million on a pre-tax basis. In February we recorded a pre-tax loss of approximately $5 million, as legacy FNF was again slightly profitable and the Lawyers and Commonwealth operations improved to a pre-tax loss of only $5 million. In March, we recorded $15 million in pre-tax earnings, but those results included a $20 million synergy bonus and approximately $6 million in other than temporary impairments related to several equity securities. Before those two items, we generated approximately $41 million in pre-tax earnings, which we believe to be a more meaningful representation of our operating performance in March, as legacy FNF generated a high single digit margin for the month and the Lawyers and Commonwealth operations recorded a mid-single digit margin.”
     “Finally, on April 20, 2009, we closed on a public offering of our common stock for net proceeds of approximately $331 million. There were two primary reasons for the issuance of stock. First, we will repay $135 million under our existing credit facility on April 30, 2009. We are also examining the option of repurchasing a meaningful amount of our existing bonds, both of which will reduce our debt to total capital ratio from approximately 32% to somewhere near 25%, a level more in-line with our historic debt to cap targets. This reduction in leverage will provide increased financial flexibility for FNF. Second, as the leading title insurance company in the country, we believe the strength of our balance sheet, including unrivaled claims reserves, shareholders’ equity, investment portfolio and modest financial leverage, will allow us to differentiate ourselves in the marketplace, particularly in the commercial area.”
     “Overall, we believe we accomplished many things in the first quarter that have us well prepared for the future. We quickly rationalized and integrated the Lawyers and Commonwealth operations and returned them to operational profitability in March, claims trends continued to be extremely positive and the equity offering will reduce leverage on our balance sheet. In addition, order counts continue to surge and we feel well positioned to take advantage of a stronger market as we enter the second quarter.”
     Fidelity National Financial, Inc. (NYSE:FNF), is a leading provider of title insurance, specialty insurance, claims management services and information services. FNF is the nation’s largest title insurance company through its title insurance underwriters — Fidelity National Title, Chicago Title, Commonwealth Land Title, Lawyers Title, Ticor Title, Security Union Title and Alamo Title — that collectively issue more title insurance policies than any other title company in the United States. FNF also provides flood insurance, personal lines insurance and home warranty insurance through its specialty insurance business. FNF also is a leading provider of outsourced claims management services to large corporate and public sector entities through its minority-owned subsidiary, Sedgwick CMS. FNF is also a leading information services company in the human resource, retail and transportation markets through another minority-owned subsidiary, Ceridian Corporation. More information about FNF can be found at www.fnf.com.
     This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future economic performance and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: the possibility that the increased volume of open orders will not continue; the possibility that the acquisition of Commonwealth Land Title, Lawyers Title and United Capital Title will have unforeseen negative effects, including if those companies have undisclosed liabilities or if we are not successful in retaining key producers; changes in general economic, business and political conditions, including changes in the financial markets; weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U. S. economy; our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; our dependence on operating subsidiaries as a source of cash flow; significant competition that our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Form 10-K and other filings with the Securities and Exchange Commission.
SOURCE: Fidelity National Financial, Inc.

CONTACT: Daniel Kennedy Murphy, Senior Vice President and Treasurer, 904-854-8120, dkmurphy@fnf.com

FIDELITY NATIONAL FINANCIAL, INC.
SUMMARY OF EARNINGS
(In thousands, except per share amounts and order information)

	Three months ended
	March 31,
	2009	2008
	(Unaudited)
Direct title premiums	$333,588	$304,779
Agency title premiums	575,690	423,436

Total title premiums	909,278	728,215
Escrow, title-related and other fees	333,355	261,744

Total title and escrow	1,242,633	989,959

Specialty insurance	83,384	84,827
Interest and investment income	36,775	41,846
Realized gains and losses	(5,309)	8,477

Total revenue	1,357,483	1,125,109

Personnel costs	422,127	354,116
Other operating expenses	326,905	261,081
Agent commissions	461,518	328,009
Depreciation and amortization	36,415	33,670
Claim loss expense	95,611	87,505
Interest expense	14,766	18,623

Total expenses	1,357,342	1,083,004

Earnings from continuing operations before income taxes	141	42,105
Income tax expense	(11)	14,256

Earnings from continuing operations before equity investments	152	27,849

Earnings (loss) from equity investments	(12,130)	1,681

Net earnings (loss) from continuing operations	(11,978)	29,530
Discontinued operations, net of tax	(327)	(2,231)

Net earnings (loss)	(12,305)	27,299
Non-controlling interests	93	54

Net earnings (loss) attributable to common shareholders	($12,398)	$27,245

Earnings per share — basic and diluted:
Net earnings (loss) from continuing operations attributable to common shareholders	($0.06)	$0.14
Net earnings (loss) from discontinued operations	—	(0.01)

Net earnings (loss) attributable to common shareholders	($0.06)	$0.13

Weighted average shares — basic	213,184	211,110

Weighted average shares — diluted	213,184	213,528

Direct operations orders opened	746,400	562,200
Direct operations orders closed	428,600	307,800
Fee per file	$1,166	$1,447
Actual title claims paid	$56,010	$75,675

FIDELITY NATIONAL FINANCIAL, INC.
SEGMENT INFORMATION
(In thousands)
(Unaudited)

Three Months Ended			Specialty	Corporate
March 31, 2009	Consolidated	FNT	Insurance	and Other
Gross operating revenue	$1,326,017	$1,226,767	$83,384	$15,866

Interest and investment income	36,775	33,733	3,154	(112)
Realized gains and losses	(5,309)	(4,412)	290	(1,187)

Total revenue	1,357,483	1,256,088	86,828	14,567

Personnel costs	422,127	404,385	11,912	5,830
Other operating expenses	326,905	284,760	32,973	9,172
Agent commissions	461,518	461,518	—	—
Depreciation and amortization	36,415	29,238	1,291	5,886
Claim loss expense	95,611	68,196	27,415	—
Interest expense	14,766	699	18	14,049

Total expenses	1,357,342	1,248,796	73,609	34,937

Pretax earnings from continuing operations	141	7,292	13,219	(20,370)

Pretax margin	N/A	0.6%	15.2%	—

Open orders	746,400	746,400	—	—
Closed orders	428,600	428,600	—	—

Three Months Ended			Specialty	Corporate
March 31, 2008	Consolidated	FNT	Insurance	and Other
Gross operating revenue	$1,074,786	$970,717	84,827	19,242

Interest and investment income	41,846	37,428	3,579	839
Realized gains and losses	8,477	2,453	93	5,931

Total revenue	1,125,109	1,010,598	88,499	26,012

Personnel costs	354,116	334,321	11,340	8,455
Other operating expenses	261,081	208,075	33,154	19,852
Agent commissions	328,009	328,009	—	—
Depreciation and amortization	33,670	30,089	1,510	2,071
Claim loss expense	87,505	54,613	32,892	—
Interest expense	18,623	2,410	184	16,029

Total expenses	1,083,004	957,517	79,080	46,407

Pretax earnings from continuing operations	42,105	53,081	9,419	(20,395)

Pretax margin	3.2%	5.3%	10.6%	—

Open orders	562,200	562,200	—	—
Closed orders	307,800	307,800	—	—

FIDELITY NATIONAL FINANCIAL, INC.
SUMMARY BALANCE SHEET INFORMATION
(In thousands, except per share amounts)

	March 31,	December 31,
	2009	2008
	(Unaudited)
Cash and investment portfolio	$4,644,270	$4,691,790
Goodwill	1,584,794	1,581,658
Title plant	430,227	431,591
Total assets	8,166,243	8,368,240
Notes payable	1,304,496	1,350,849
Reserve for claim losses	2,740,059	2,738,625
Secured trust deposits	478,670	474,073
Total stockholders’ equity	2,754,486	2,856,772
Book value per share	$12.72	$13.29
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